Exhibit 99.1

FOR RELEASE, Friday, March 23, 2012 5:00 a.m. Pacific Daylight Time	For Further Information Contact: Katoiya Marshall, Investor Relations Contact (310) 893-7446 or kmarshall@kbhome.com Susan Martin, Media Contact (310) 231-4142 or smartin@kbhome.com

KB HOME REPORTS FIRST QUARTER 2012 RESULTS

Deliveries Up 21% and Revenues Increase 29%

Net Loss Narrows Significantly

LOS ANGELES (March 23, 2012) – KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported results for its first quarter ended February 29, 2012. Highlights and developments include the following:

Three Months Ended February 29, 2012

•	Revenues for the quarter totaled $254.6 million, up 29% from $196.9 million for the first quarter of 2011, reflecting higher deliveries and an increase in the average selling price.

•	Homes delivered increased 21% to 1,150, up from 949 homes delivered in the year-earlier quarter. Three of the Company’s four regions produced higher deliveries.

•

The average selling price rose 6% to $219,000 from $205,700 for the year-earlier quarter, reflecting increases in the Company’s West Coast and Southwest regions that were partly offset by decreases in its Central and Southeast regions.

•	Housing gross margin was 9.7% for the first quarter of 2012, compared to 12.6% for the first quarter of 2011.

•

Excluding noncash inventory impairment charges of $6.6 million in the current quarter and inventory impairment and land option contract abandonment charges of $1.7 million in the year-earlier quarter, the first quarter housing gross margin was 12.3% in 2012 and 13.4% in 2011.

•	Selling, general and administrative expenses totaled $55.7 million for the current quarter, compared to $49.6 million for the first quarter of 2011.

•	Selling, general and administrative expenses as a percentage of housing revenues improved to 22.1% from 25.4% in the year-earlier quarter.

•	The homebuilding operating loss totaled $31.1 million in the first quarter and $47.9 million in the year-earlier quarter.

•	The homebuilding operating loss as a percentage of homebuilding revenues was 12.4%, compared to 24.5% in the first quarter of 2011.

•

Interest expense of $16.3 million for the quarter included a $2.0 million loss on the early extinguishment of debt. In the year-earlier quarter, interest expense of $11.4 million included a $3.6 million gain on the early extinguishment of debt.

•

The Company’s pretax loss of $45.4 million for the quarter included noncash inventory impairment charges of $6.6 million. For the 2011 first quarter, the Company’s pretax loss of $114.1 million included noncash inventory-related charges of $1.8 million, and a joint venture impairment charge of $53.7 million and a loss on loan guaranty of $22.8 million, both related to the Company’s former investment in the South Edge, LLC joint venture.

•	Excluding these charges and the losses/gains associated with the early extinguishment of debt, the Company’s pretax loss was $36.8 million, compared to $39.4 million in the 2011 first quarter.

•	The current quarter net loss of $45.8 million, or $.59 per diluted share, narrowed significantly from the net loss of $114.5 million, or $1.49 per diluted share, in the year-earlier quarter.

Net Orders and Backlog

•

Net orders totaled 1,197 in the first quarter of 2012, down 8% from 1,302 net orders in the year-earlier quarter, as a 22% increase in the Company’s Central region was more than offset by decreases in each of the Company’s three other regions.

•	Though gross orders were up 3%, an increase in the cancellation rate to 36% from 29% in the year-earlier quarter led to the year-over-year decrease in net orders.

•

The Company had a backlog of 2,203 homes, representing potential future housing revenues of $460.0 million, as of February 29, 2012, compared to a backlog of 1,689 homes, representing potential future housing revenues of $353.6 million, as of February 28, 2011.

•	Backlog homes and value at February 29, 2012 each increased 30% year over year.

•	Each of the Company’s four regions posted year-over-year increases in backlog value at the end of the 2012 first quarter.

Balance Sheet

•	Total cash and cash equivalents of $368.1 million at February 29, 2012 included unrestricted cash of $304.2 million.

•	Cash used by operating activities improved by $55.3 million to $109.6 million in the 2012 first quarter from $164.9 million in the year-earlier quarter.

•	Inventories of $1.75 billion at February 29, 2012 were roughly flat with $1.73 billion at November 30, 2011.

•

Land and land development spending totaled $112.6 million in the 2012 first quarter, compared to $139.9 million in the year-earlier quarter. The majority of the Company’s investments in land and land development for both periods were made in its West Coast region.

•

The Company owned and controlled 43,135 lots as of February 29, 2012, an increase of 7% from 40,170 lots owned and controlled at November 30, 2011. Of the Company’s total lots owned and controlled, 76% were owned as of February 29, 2012 and 82% were owned as of November 30, 2011.

•	The Company’s debt balance of $1.59 billion at February 29, 2012 was nearly unchanged from $1.58 billion at November 30, 2011.

•

During the quarter, the Company issued $350.0 million in aggregate principal amount of 8.00% senior notes due 2020. Net proceeds from the issuance were used to purchase an aggregate principal amount of $340.0 million of the Company’s 5 3/4% Senior Notes due 2014, and its 5 7/8% and 6 1/4% Senior Notes due 2015 that were validly tendered and accepted for purchase pursuant to the Company’s previously announced cash tender offers for those series, each of which expired on February 15, 2012.

Financial Services

•

The Company recently announced that it has entered into an agreement with Nationstar Mortgage under which Nationstar Mortgage will become the Company’s preferred mortgage lender. Nationstar Mortgage, headquartered in Lewisville, Texas, is one of the nation’s leading mortgage services providers, and a lender offering FHA, VA, USDA, conventional conforming and nonconforming products directly to customers. It is currently one of the largest non-bank mortgage servicers in the country, with a portfolio of approximately $107 billion representing 645,000 customers.

Management Comments

“Reflecting the improving trends in the economy, including recent job growth and higher consumer confidence, we are seeing signs that the overall housing market is stabilizing and beginning to recover,” said Jeffrey Mezger, president and chief executive officer. “The pace of the recovery is uneven, however, with certain local markets showing greater strength and more normalized activity than other areas where a rebound will take longer to manifest. We expect that the housing market in general will gradually strengthen as the economy continues to advance.”

“While we are encouraged by the recent positive economic and housing market trends, our operational and financial results for the first quarter were mixed,” continued Mezger. “We ended the quarter with a higher backlog compared to a year ago, although our orders moderated. At the same time, we posted growth in our deliveries and revenues and reduced our net loss significantly from the prior year. The strategic actions we implemented toward the end of last year, and plan to continue to emphasize this year, should have a more pronounced impact as the year unfolds. We believe these steps, along with the benefits of working with our new preferred mortgage lender, Nationstar Mortgage, in the coming quarters will generate further momentum in our business and, when combined with a stronger housing environment, should enable us to achieve profitability later this year.”

Earnings Conference Call

The Conference Call on the First Quarter 2012 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home

KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide™ (EPG). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in a 2010 study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.

Forward-Looking and Cautionary Statements

Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure and to access the credit, capital or other financial markets or other external financing sources; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to access capital; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to open new communities, and our increasing operational and investment concentration in markets in California and Texas), revenue growth, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs; the manner in which our homebuyers are offered and are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the process of transitioning our preferred mortgage lending relationship to Nationstar Mortgage and the performance of Nationstar Mortgage with respect to that relationship; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #

(Tables Follow)

# # #

KB HOME

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended February 29, 2012 and February 28, 2011

(In Thousands, Except Per Share Amounts—Unaudited)

	September 30,	September 30,
	Three Months
	2012	2011

Total revenues	$254,558	$196,940

Homebuilding:
Revenues	$251,895	$195,301
Costs and expenses	(283,044)	(243,159)

Operating loss	(31,149)	(47,858)

Interest income	135	383
Interest expense	(16,286)	(11,439)
Equity in loss of unconsolidated joint ventures	(72)	(55,837)

Homebuilding pretax loss	(47,372)	(114,751)

Financial services:
Revenues	2,663	1,639
Expenses	(835)	(865)
Equity in income (loss) of unconsolidated joint venture	142	(149)

Financial services pretax income	1,970	625

Total pretax loss	(45,402)	(114,126)
Income tax expense	(400)	(400)

Net loss	$(45,802)	$(114,526)

Basic and diluted loss per share	$(.59)	$(1.49)

Basic and diluted average shares outstanding	77,090	76,974

KB HOME

CONSOLIDATED BALANCE SHEETS

(In Thousands—Unaudited)

	September 30,	September 30,
	February 29,	November 30,
	2012	2011

Assets

Homebuilding:
Cash and cash equivalents	$304,171	$415,050
Restricted cash	63,890	64,481
Receivables	72,442	66,179
Inventories	1,748,377	1,731,629
Investments in unconsolidated joint ventures	121,307	127,926
Other assets	87,948	75,104

	2,398,135	2,480,369

Financial services	7,938	32,173

Total assets	$2,406,073	$2,512,542

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$80,900	$104,414
Accrued expenses and other liabilities	337,786	374,406
Mortgages and notes payable	1,587,414	1,583,571

	2,006,100	2,062,391

Financial services	6,105	7,494

Stockholders’ equity	393,868	442,657

Total liabilities and stockholders’ equity	$2,406,073	$2,512,542

KB HOME

SUPPLEMENTAL INFORMATION

For the Three Months Ended February 29, 2012 and February 28, 2011

(In Thousands—Unaudited)

	September 30,	September 30,
	Three Months
	2012	2011
Homebuilding revenues:
Housing	$251,895	$195,223
Land	—	78

Total	$251,895	$195,301

	September 30,	September 30,
	Three Months
	2012	2011
Costs and expenses:
Construction and land costs
Housing	$227,358	$170,671
Land	—	125

Subtotal	227,358	170,796
Selling, general and administrative expenses	55,686	49,605
Loss on loan guaranty	—	22,758

Total	$283,044	$243,159

	September 30,	September 30,
	Three Months
	2012	2011
Interest expense:
Interest incurred	$28,408	$29,549
Loss (gain) on early extinguishment of debt	2,003	(3,612)
Interest capitalized	(14,125)	(14,498)

Total	$16,286	$11,439

	September 30,	September 30,
	Three Months
	2012	2011
Other information:
Depreciation and amortization	$971	$1,148
Amortization of previously capitalized interest	12,669	11,424

KB HOME

SUPPLEMENTAL INFORMATION

For the Three Months Ended February 29, 2012 and February 28, 2011

(Unaudited)

	September 30,	September 30,
	Three Months
	2012	2011
Average sales price:
West Coast	$340,600	$320,400
Southwest	185,800	147,500
Central	164,800	166,700
Southeast	189,200	194,300

Total	$219,000	$205,700

	September 30,	September 30,
	Three Months
	2012	2011
Homes delivered:
West Coast	309	224
Southwest	170	158
Central	487	363
Southeast	184	204

Total	1,150	949

Unconsolidated joint ventures	—	1

	September 30,	September 30,
	Three Months
	2012	2011
Net orders:
West Coast	289	404
Southwest	140	206
Central	547	448
Southeast	221	244

Total	1,197	1,302

Unconsolidated joint ventures	—	—

	September 30,	September 30,	September 30,	September 30,
Backlog data:	February 29, 2012		February 28, 2011
(Dollars in thousands)	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
West Coast	443	$150,638	383	$126,258
Southwest	173	32,139	187	27,970
Central	1,078	177,998	778	132,164
Southeast	509	99,176	341	67,242

Total	2,203	$459,951	1,689	$353,634

Unconsolidated joint ventures	—	$—	—	$—

KB HOME

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

For the Three Months Ended February 29, 2012 and February 28, 2011

(In Thousands, Except Percentages—Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.

Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges

The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	September 30,	September 30,
	Three Months
	2012	2011

Housing revenues	$251,895	$195,223
Housing construction and land costs	(227,358)	(170,671)

Housing gross margin	24,537	24,552
Add: Inventory impairment and land option contract abandonment charges	6,572	1,703

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$31,109	$26,255

Housing gross margin as a percentage of housing revenues	9.7%	12.6%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	12.3%	13.4%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.